Exhibit 3.6

FIRST AMENDMENT
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
LEGACY RESERVES GP, LLC
THIS FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LEGACY RESERVES GP, LLC (this “Amendment”) is entered into effective as of December 31, 2009 at 11:59 p.m. (the “Effective Date”) by and among Brothers Production Properties, Ltd. (“Brothers Properties”), Brothers Production Company, Inc. (“Brothers Production”), Brothers Operating Company, Inc., (“Brothers Operating”), J&W McGraw Properties, Ltd. (“J&W McGraw”), Moriah Properties, Ltd. (“Moriah”), DAB Resources, Ltd. (“DAB Resources”), and H2K Holdings, Ltd. (“H2K Holdings”; and together with Brothers Properties, Brothers Production, Brothers Operating, J&W McGraw, Moriah and DAB Resources, the “Members” and each, a “Member”) and for the purpose of agreeing to the matters applicable to SHP Capital LP, a Texas limited partnership (“SHP Capital”).
Reference is made to the Amended and Restated Limited Liability Company Agreement of Legacy Reserves GP, LLC dated March 15, 2006 (the “GP LLC Agreement”). Unless otherwise defined herein, all capitalized terms used herein shall have the meaning given to them in the GP LLC Agreement.
Preamble
WHEREAS, pursuant to that certain Redemption Agreement by and between Legacy Reserves GP, LLC (the “Company”) and MBN Properties LP (“MBN Properties”) dated effective as of December 31, 2009 (the “Redemption Agreement”), the Company redeemed MBN Properties' 23.1% Interest in the Company under the terms and conditions set forth in the Redemption Agreement (the “Redemption”);
WHEREAS, the Members have previously consented to the Redemption;
WHEREAS, as a result of its indirect ownership interest in MBN Properties of approximately 9.4%, SHP Capital was entitled to 2.17% of the Redemption Payment (as defined in the Redemption Agreement) made by the Company to MBN Properties, or $8,419.00 in cash; and
WHEREAS, in exchange for a capital contribution of $8,419 in cash (the “Contribution”) made to the Company by SHP Capital, the Members now desire to admit SHP Capital as an additional Member (as defined in the GP LLC Agreement) and to enter into this Amendment to reflect the admission of SHP Capital as a Member of the Company with a 2.17% Interest in accordance with Section 3.1 of the GP LLC Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend the GP LLC Agreement as follows:
AMENDMENTS

1.
Exhibit A. After giving effect to the Contribution, in accordance with Section 3.1 of the GP LLC Agreement, each Member's respective percentage Interest in the Company will be as set forth on Exhibit A. In connection therewith, “Exhibit A” to the GP LLC Agreement is hereby amended as set forth on “Exhibit A” attached hereto.

2.	Actions taken by SHP Capital. SHP Capital hereby ratifies and agrees to be bound by the form, terms and provisions of the GP LLC Agreement. The notice address of SHP Capital shall be as follows:
SHP Capital LP
303 W. Wall , Suite 1400
Midland, Tx 79701

3.
Effect on GP LLC Agreement. Except as amended hereby, the GP LLC Agreement shall be and remain in full force and effect and this Amendment shall become a part of the GP LLC Agreement, with SHP Capital having all of the same rights, powers, and duties of all of the other Members of the Company under the GP LLC Agreement.

4.
Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

SHP CAPITAL LP

By:	SHP Capital Management, LLC,
its general partner

By:	/s/ Steven H. Pruett
Steven H. Pruett, President

MEMBERS

BROTHERS PRODUCTION PROPERTIES, LTD.

By:	Brothers Production Company, Inc., its general partner

By:	/s/ Kyle A. McGraw
Kyle A. McGraw, President

BROTHERS PRODUCTION COMPANY, INC.

By:	/s/ Kyle A. McGraw
Kyle A. McGraw, President

BROTHERS OPERATING COMPANY, INC.

By:	/s/ Kyle A. McGraw
Kyle A. McGraw, President

J&W MCGRAW PROPERTIES, LTD.

By:	Wanda J. McGraw Management, LLC, its general partner

By:	/s/ Kyle A. McGraw
Kyle A. McGraw, Vice President

MORIAH PROPERTIES, LTD.

By:	Moriah Resources, Inc., its general partner

By:	/s/ Cary D. Brown
Cary D. Brown, Vice President

DAB RESOURCES, LTD.

By:	DAB 1999 Corp., its general partner

By:	/s/ Dale A. Brown
Dale A. Brown, President

H2K HOLDINGS, LTD.

By:	H2K Management, LLC, its general partner

By:	/s/ Paul T. Horne
Paul T. Horne, President

EXHIBIT A
Effective as of the Effective Date, Exhibit A to the GP LLC Agreement is amended as follows:

EXHIBIT A

MEMBER	PERCENTAGE INTEREST AFTER REDEMPTION	CURRENT PERCENTAGE INTEREST

Moriah Properties, Ltd.	57.87%	56.614%
DAB Resources, Ltd.	5.2%	5.087%
Brothers Production Properties, Ltd.	29.26%	28.625%
Brothers Production Company, Inc.	1.56%	1.526%
Brothers Operating Company, Inc.	0.26%	0.254%
J&W McGraw Properties, Ltd.	5.33%	5.215%
H2K Holdings, Ltd.	0.52%	0.509%
SHP Capital LP	¯	2.17%